Exhibit 3.23

CERTIFICATE OF FORMATION OF LIMITED LIABILITY COMPANY

NORTHWEST HOLDINGS I, LLC

The undersigned, desiring to form a limited liability company (the “Company”) pursuant to the Limited Liability Company Act of the State of Delaware (Delaware Code, Title 6 §§ 18-101 et seq.), certifies as follows:

Article One

The name of the Company formed hereby is Northwest Holdings I, LLC

Article Two

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The registered agent for service of process on the Company is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as an instrument under seal this 4th day of March, 2003.

/s/ Wayne Craig
Wayne Craig, Authorized Person